Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 (the "Registration Statement") of Minefinders Corporation Ltd. of our report dated March 5, 2008 relating to the consolidated financial statements and internal control over financial reporting of Minefinders Corporation Ltd., which appears in Minefinders Corporation Ltd.'s Annual Report on Form 40-F for the year ended December 31, 2007 and filed with the United States Securities and Exchange Commission on April 2, 2008.

        We further consent to the use of our name in the prospectus that is filed as a part of this Registration Statement under the headings "Experts" and "Documents filed as a part of the registration statement".

/s/ BDO Dunwoody LLP

Chartered Accountants
Vancouver, Canada

November 21, 2008